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                                                                    Exhibit 10.4


                             EMPLOYMENT AGREEMENT
                BETWEEN EGGHEAD.COM, INC., SURPLUS  SOFTWARE,
                         INC. AND JONATHAN W. BRODEUR

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made effective the 25th day of October, 1999 (the "Effective Date"), by and among Egghead.com, Inc., a corporation organized under the laws of the state of Washington (the "Company"), Surplus Software, Inc., a wholly owned subsidiary of the Company and corporation organized under the laws of the state of Oregon ("Surplus Software"), and Jonathan W. Brodeur ("Employee"). Employee is currently serving as an officer of Surplus Software and employee of the Company. The parties now wish to secure their future relationship. Accordingly, and in consideration of the mutual covenants and conditions set forth in this Agreement, the parties agree as follows:

                               ARTICLE 1 - TERM

1.1  Term

This Agreement will extend from the Effective Date through Janaury 22, 2001; provided that this Agreement will be renewed automatically for a period of three
(3) years following its termination unless, prior to the date six months from the end of any such three-year period, either party provides notice to the other of its desire not to renew the Agreement.

                           ARTICLE 2 - COMPENSATION

2.1  Salary

Employee will receive an annual gross salary not less than the annual gross salary Employee was receiving immediately prior to the Effective Date.

2.2  Additional Benefits

During the term of this Agreement, the Company will provide Employee with insurance, vacation, sick leave and other benefits as are approved by the Company's Board of Directors and as are generally provided to management-level employees holding similar positions with the Company.
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                        ARTICLE 3 - DUTIES OF EXECUTIVE

3.1  Duties

During the term of this Agreement a.) Employee's title shall be at least commensurate in all material respects with the most significant of those held at any time during the 90-day period immediately preceding the Effective Date and b.) Employee's status, duties and responsibilities shall be reasonably commensurate with title; Employee will serve as an officer of Surplus Software or the Company or both, as determined by the Company in its sole discretion, and shall perform such duties as lawfully assigned to Employee. The Employee shall report to the Chief Executive Officer of the Company.

                            ARTICLE 4 - TERMINATION

4.1  Termination Prior to the End of Term

     a) Either the Company, on the one hand, or the Employee, on the other hand may terminate this Agreement without cause.

          (i) In the event that Employee exercises his right under this subsection, he shall provide notice of his intent to terminate the Agreement not less than one (1) month before the effective date of the termination.
Regardless of whether the Company elects to have Employee work through the notice period, or elects to make Employee's resignation effective prior to the end of that notice period, Employee shall be paid all compensation and benefits earned through the notice period.

          (ii) In the event that the Company exercises its right under this subsection, the termination shall be effective immediately, or at such later time as set forth in the notice (but in no event more than thirty days after the date of the notice) and the Company shall pay to Employee the Severance Benefits specified in Section 4.2.

The Company may, at its option, terminate this Agreement prior to the end of the term for Cause. For purposes of this Agreement, "Cause" means the occurrence of one or more of the following events: (a) failure or refusal to carry out any lawful duties assigned to him by the Board of Directors of the Company or Surplus Software or the Chief Executive Officer of the Company or any directions of the Board of Directors of the Company or Surplus Software reasonably consistent with such duties; (b) the conviction of the Employee of, or the entrance by or on behalf of the Employee of a plea of nolo contendere with respect to, violation of a state or federal criminal law (excluding non-felony driving or traffic offenses) or other criminal act involving moral turpitude;
(c) any fraud, dishonesty or deception by the Employee that is related


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to his duties for the Company; (d) any incident materially compromising the
Employee's ability to represent the Company with the public; (e) current illegal use of drugs by the Employee; (f) any act or omission by the Employee which substantially impairs the Company's business, goodwill or reputation; or (g) any other material violation by the Employee of any provision of this Agreement. In the event of a termination under this paragraph, Employee shall be paid all compensation and benefits earned through the date of termination, but shall not be entitled to receive any further compensation or benefits other than payments already due him as of that date. Upon notice by the Company of any action or failure to act constituting Cause under any of clauses (a), (d) or (f) or (g) of the second sentence of this paragraph (but excluding notice of Cause pursuant to clause (g) based on any violation of Section 5 of this Agreement, for which there is no cure period), the Company will provide the Employee a reasonable opportunity to cure such act or failure to act, which period shall be ten (10) work days.

     b) Employee may, at his option, terminate this Agreement prior to the end of the term for Good Reason. For purposes of this subsection, Employee will have Good Reason to terminate this Agreement if the Company violates Section 3.1 above; the Employee is relocated to a facility of the Company that is not within fifty miles of Portland, Oregon; or the Company has materially breached its obligations under the Agreement (provided that the Company has been given warning and notice of its alleged material breach and a reasonable opportunity to correct the alleged material breach).

     c) This Agreement shall terminate in the event that Employee dies, or is unable to perform his duties as a result of a physical or mental disability at any time during the term of this Agreement. In the event of a termination under this subsection, Employee or his estate shall be paid all compensation and benefits earned through the date of such termination, but shall not be entitled to receive any compensation or benefits other than payments already due him as of that date; provided that Employee's right to exercise any stock option awarded pursuant to the EGGHEAD.COM, INC. 1997 NONOFFICER EMPLOYEE STOCK OPTION PLAN, as amended or restated from time to time (the "EGGHEAD PLAN"), shall be governed by the terms of the EGGHEAD PLAN and the letter agreement evidencing such option. For purposes of this Agreement, Employee will be considered unable to perform his duties as a result of a physical or mental disability if that disability exists, or is reasonably expected to exist, for more than ninety (90) days in any twelve consecutive calendar months.

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4.2  Severance Benefits

In the event that the Company exercise its rights under Section 4.1(a)(ii) (termination without Cause) or Employee exercises his rights under Section 4.1(b) (resignation for Good Reason), Employee will receive the following severance benefits:

     a) Commencing on the date of termination or resignation (the "Termination Date"), the Company shall pay the Employee his then current base salary for a period of twelve months, less any lawful withholding (such amount of twelve months' salary, in aggregate, the "Initial Severance Amount"). The Initial Severance Amount shall be paid in a lump sum payment within ten days of the Termination Date.

     b) If the Employee has failed to commence alternative employment at any time prior to the first anniversary of the Termination Date (such period, the "Initial Period"), then from the end of the Initial Period, the Company will continue to pay the Employee at the rate of his base salary as of the Termination Date, less any lawful withholding, in monthly installments for a period (the "Extension Period") that will terminate on the earlier of: (i) the end of the sixth month after the end of the Initial Period, or (ii) the date that the Employee commences alternative employment. From time to time during the Extension Period, but in no event more frequently than monthly, the Employee will be available by telephone to update the Chief Executive Officer of the Company on the status of his efforts to obtain alternative employment, and he will notify the Company in writing within ten days after accepting alternative employment. Upon accepting new employment, the Employee will not unreasonably delay commencing work for his new employer in order to continue receiving payments during the Extension Period. For purposes of this Agreement, "alternative employment" is defined as any business relationship (excluding consulting relationships of less than one month) from which the Employee receives monthly W-2/1099 wages of at least 50% of his monthly salary as of the Termination Date.

     c) Continued coverage under the Company's medical, dental and vision benefit programs at the same level that Employee received prior to the termination for a period of eighteen months, or until Employee finds employment which provides comparable benefits, whichever comes first. This period of paid benefits will be in addition to any COBRA rights Employee may have under applicable law.

     d) The Company and Employee shall enter into a Pledge Agreement in substantially the form of Attachment B for the purposes of holding any sum that may become payable pursuant to Section 4.2(a) in the event of a termination or resignation.

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                      ARTICLE 5 - RESTRICTIVE AGREEMENTS

5.1  Confidentiality

The Employee agrees not to use or disclose any confidential information except as required to fulfill his duties and responsibilities as an employee of the Company. As used herein, "confidential information" means all trade secrets, non-public information, methods, strategies, practices, computer programs and systems, research and related documentation, customer lists and other data, marketing plans, financial information, and all other compilations of information that relate in any matter to the business of the Company or any of the direct or indirect subsidiaries of the Company (such subsidiaries, including, but not limited to, Surplus Software, the "Affiliate Entities") or any of them. The Employee acknowledges that all confidential information is the proprietary and confidential property of the Company or the Affiliate Entities. The Employee further agrees to return all tangible items containing such confidential information, wherever located and in whatever form, in addition to all other property belonging to the Company or the Affiliate Entities, on or before the Termination Date.

5.2  Non-Solicitation

The Employee agrees that during the Initial Period and Extension Period (if any) he will not individually, or in conjunction with any other person, corporation or other entity, in any capacity, directly or indirectly, (i) solicit or recruit any employee of or consultant to the Company or any of the Affiliate Entities or
(ii) cause or seek to cause (A) any employee of or consultant to the Company or any of the Affiliate Entities to terminate his or her employment or consulting relationship with the Company or any of the Affiliate entities or (B) any customer, client or vendor of the Company or any of the Affiliate Entities to alter or terminate any business relationship with the Company or any Affiliate Entities.

5.3  Non-Competition

For a period of eighteen months from the Termination Date, the Employee shall not, directly or indirectly, be employed by, own, manage, join, control or participate in the ownership, management, operation or control of or be connected with (as that phrase is described below) any person or entity engaged in any operations in competition with the Company or any of the Affiliate Entities in the retail sale of computer software or computer hardware, or both, through stores, mail order, telephonic means or electronic commerce, including, without limitation, through the Internet. For purposes of this Section 5.3, the following shall be deemed to be persons or entities not engaged in operations in competition with the Company or any of its Affiliated Entities: any

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person or entity if the sale of computer software and computer hardware generates less than ten (10) percent of its total annual revenue, and less than ten (10) percent of the total annual revenue of the division of such person or entity, if any, which Employee is connected with. The Board of Directors of the Company may, in its sole discretion, release the Employee from any or all of his obligations pursuant to this Section 5.3, provided that such release shall not be effective unless in writing. The Employee shall be deemed to "be connected with" such business if such business is carried on by a partnership, corporation or association of which he is an officer, director, employee, partner, member, consultant or agent; provided, however, that nothing herein shall prevent the purchase or ownership by the Employee of shares which constitute less than 2% of the outstanding equity securities of a publicly or privately held corporation.

5.4  Violation

The Employee acknowledges that his confidentiality, nonsolicitation and non-competition obligations under this Article 5 are material inducements to the Company entering into this Agreement, that his violation thereof shall constitute a material breach of this Agreement and that any disclosure or action by the Employee in violation of this Article 5 will cause serious and irreparable injury to the Company for which there is no adequate remedy at law. If, upon investigation, the Company determines that the Employee is in violation of this Article 5, then the Company will give the Employee written notice of the violation, and if the Employee shall not have cured such violation within four business days of such notice, then the Company may retain as liquidated damages the balance of the payments coming due to the Employee under Sections 4.2 hereof, if any, and may obtain immediate and permanent injunctive relief in any court of competent jurisdiction. The rights and remedies set forth in this
Article 5 are in addition to all other legal, equitable and contractual rights and remedies available to the Company.

                              ARTICLE 6 - GENERAL

6.1  Further Assurances

Each party will, at its own expense and without expense to the other parties, execute and deliver such further agreements and other documents and do such further acts and things as any of the other parties reasonably requests to evidence, carry out or give full force and effect to the intent of this Agreement.

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6.2  Severability

If any provision of this Agreement is unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

6.3  Waiver and Consent

No consent or waiver, express or implied, by any party to or of any breach or default by any other party of any or all of its obligations under this Agreement will be valid unless it is in writing and stated to be a consent or waiver pursuant to this section.

6.4  Notice

Every notice to be given pursuant to this Agreement by one party to another party will be in writing and will be delivered or sent by registered or certified mail or by personal delivery. Notices shall be effective upon receipt.

6.5  Binding Effect

This Agreement will inure to the benefit of and be binding upon the respective legal representatives and successors.

6.6  Counterparts

This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement or such other writing had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.

6.7  Headings

The section headings in this Agreement are for reference and shall not by themselves determine the construction or interpretation of the Agreement.

6.8  Arbitration

All disputes between the parties relating to this Agreement shall be submitted to binding arbitration in the City of Vancouver, Washington. Any party hereto may commence the arbitration by delivery of a written notice to the other parties hereto, describing the issue in dispute and its position with regard to the issue. If the parties

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are unable to agree on an arbitrator within thirty (30) days following delivery of such notice, the arbitrator shall be selected by using the selection procedures established by the American Arbitration Association. Discovery shall be allowed in connection with any such arbitration to the same extent permitted by the Washington Rules of Civil Procedure but any party may petition the arbitrator to limit the scope of such discovery, in which event the arbitrator shall determine the extent of discovery allowable in connection with the dispute in question. Except as otherwise provided in this Agreement, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. The award of the arbitrator shall be final and binding, and judgment upon an award may be entered in any court of competent jurisdiction

6.9  Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without application of the principles of conflicts of laws.

6.10  Effect on Other Agreements

In consideration of the mutual agreements herein, the Amended and Restated Employment Agreement, between Employee and Surplus Software, dated May 15, 1996, as amended by the Employment Agreement Amendment (the "Amendment"), between Employee and Surplus Software, effective April 30, 1997, is hereby terminated in all respects, except that Section 8 of the Amendment is not terminated and remains in full force and effect provided that in the event of any conflict between the terms and provisions of Section 5.1 hereof and the confidentiality provisions of that certain Assignment of Inventions and Confidentiality Agreement referenced in Section 8 of the Amendment, the provisions of Section
5.1 hereof shall control.   Except as set forth in the foregoing sentence, this
Agreement constitutes the entire agreement between the parties with respect to the subject matter covered herein and all prior understandings and agreements with respect to such subject matter, whether oral or written, are hereby superseded and nullified. This Agreement does not in any manner supersede or affect that certain Rescission Agreement between the Company and Employee, entered into as of July 13, 1999, or that certain Retention Bonus Agreement between the Company and Employee, entered into as of July 13, 1999.

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     EXECUTED as of the day and year first written above.


EGGHEAD.COM, INC.

By   /s/ GEORGE P. ORBAN              /s/ JONATHAN W. BRODEUR
----------------------------          ----------------------------
Its CEO                                      EMPLOYEE
----------------------------                 10/25/99



SURPLUS SOFTWARE, INC.

By   /s/ BRIAN W. BENDER              /s/ JONATHAN W. BRODEUR
------------------------------        ----------------------------
   Its Brian Bender, Secretary               10/25/99
------------------------------


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